                                     Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City to Offer $250 Million Convertible Senior Notes

CLEVELAND, Ohio - July 15, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced its intention to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible senior notes due 2020 (the "Notes"). The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

The Notes will be convertible, at the holder's option, into Forest City's Class A common stock at any time prior to the close of business on the trading day immediately preceding the maturity date. Forest City expects to grant to the initial purchasers a 13-day option to purchase up to an additional $50 million aggregate principal amount of Notes to cover overallotments.

The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

The Notes will be redeemable at Forest City's option, in whole or in part, at any time up to August 15, 2018 at par plus accrued and unpaid interest, so long as the Daily VWAP of Forest City's Class A common stock for at least 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days ending within 5 trading days immediately prior to the date of the redemption notice has equaled or exceeded 130% of the applicable conversion price for the Notes on each applicable trading day, and, in whole or in part, at any time from and including August 15, 2018 up to the maturity date at par plus accrued and unpaid interest.

Forest City intends to use the net proceeds from this offering to repay the outstanding balance of its 6.500% Senior Notes due 2017 and other outstanding debt. Pending application of the net proceeds as described above, the proceeds will be held in an escrow account and invested in short-term, investment-grade, interest-bearing securities.

The Notes and the shares of Forest City's Class A common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Safe Harbor Language
Statements made in this press release regarding the proposed issuance of Notes are forward-looking statements. The Company may be unable to issue any Notes or may determine to offer and sell securities with different terms from the Notes. Risks and other factors that could cause the offering not to be completed or to be completed with different terms, include market conditions, changes in the level and volatility of interest rates, credit rating downgrades, and volatility in the market price of the Company's publicly traded securities, as well as other risks listed from time to time in the Company's filings with the SEC, including but not limited to, the Company's annual and quarterly reports.